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Exhibit 23.3

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 15, 2005, with respect to the combined balance sheet of the Hydraulic Well Control Business of Oil States International, Inc. as of December 31, 2004, and the related combined statements of operations, stockholder equity, and cash flows for the year ended December 31, 2004 included in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-140590) and related Prospectus of Boots & Coots International Well Control, Inc. for the registration of 29,900,000 shares of its common stock.

/s/ Ernst & Young LLP
Houston, Texas March 29, 2007

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Consent of Independent Auditors